Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The General Partner
Essex Portfolio, L.P.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-102552, 333-44467, and 333-108336) and the registration statement on Form S-8 (No. 333-123001,) of Essex Portfolio, L.P. of our reports dated March 31, 2005, with respect to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, partners’ capital and cash flows of Essex Portfolio, L.P. and subsidiaries for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule III, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004 which reports appear in the December 31, 2004, annual report on Form 10-K of Essex Portfolio, L.P. Our report on the consolidated financial statements and related financial statement schedule III refers to Essex Portfolio L.P.’s implementation of SFAS No. 123 and FIN 46R effective January 1, 2004, using the retroactive restatement method for all periods presented.

/S/ KPMG LLP
KPMG LLP

San Francisco, California
March 31, 2005